UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2007

FOSSIL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19848	75-2018505

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

2280 N. Greenville Avenue
Richardson, Texas	75082

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (972) 234-2525.

_____________________________________________________________________________________
(Former name or former address, if changed since last report)

________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2007, Jeffrey N. Boyer, Elysia Holt Ragusa and James E. Skinner were appointed to the Board of Directors (the “Board”) of Fossil, Inc. (the “Company”) effective December 20, 2007.  Mr. Boyer and Mr. Skinner will both serve on the Audit Committee of the Board.

Mr. Boyer, Ms. Ragusa and Mr. Skinner are not parties to any arrangement or understanding with any person pursuant to which they were appointed as directors, nor are they parties to any transactions described in Item 404(a) of Regulation S-K involving the Company or any of its subsidiaries.

For their service on the Board, Mr. Boyer, Ms. Ragusa and Mr. Skinner each will receive the Company’s normal compensation for a non-employee director.  Such compensation consists of an annual retainer of $30,000, a fee of $1,500 for each in-person meeting, and a fee of $1,000 for each telephonic meeting in excess of one hour.  In addition, pursuant to the Company’s Nonemployee Director Stock Option Plan, Mr. Boyer, Ms. Ragusa and Mr. Skinner each will receive a grant of non-qualified stock options to purchase 5,000 shares of common stock on the date of becoming a director and an additional grant of non-qualified stock options to purchase 4,000 shares of common stock on the first day of each calendar year if they are then serving as a non-employee director.  For their service on the Audit Committeee, Mr. Boyer and Mr. Skinner will each receive an annual retainer of $2,500, a fee of $1,250 for each in-person meeting, and a fee of $1,000 for each telephonic meeting in excess of one hour.

On December 20, 2007, the Company issued a press release announcing the appointment of Mr. Boyer, Ms. Ragusa and Mr. Skinner, which release is incorporated herein for all purposes.  A copy of the press release is attached as Exhibit 99.1 to this report.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

99.1           Press Release, dated December 20, 2007, announcing appointment of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	December 20, 2007

FOSSIL, INC.

		By:	/s/ Mike Kovar
Mike L. Kovar
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated December 20, 2007, announcing appointment of directors.